Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:    Steve Filton

                        Chief Financial Officer                                                                                                               April 16, 2007

                        610-768-3300

FORMER U.S. SENATOR RICK SANTORUM JOINS

BOARD OF DIRECTORS OF UNIVERSAL HEALTH SERVICES, INC.

KING OF PRUSSIA, PA – Universal Health Services, Inc. (NYSE: UHS) announced today that former United States Senator Rick Santorum has been appointed a director by the Company’s board of directors. He becomes the ninth member of the board of directors.

“Rick Santorum has a long record of accomplishment and leadership and will provide valuable advice to the board,” said Alan B. Miller, president, CEO and chairman of the board of UHS.

Rick Santorum served as United States Senator from Pennsylvania from 1995 to 2007. He served on the Senate Armed Services Committee; the Rules Committee; the Joint Economic Committee; the Senate Agricultural Committee; the Senate Banking, Housing and Urban Affairs Committee; the Special Committee on Aging; and the Senate Finance Committee. From 2001 to 2007, Mr. Santorum served as Chairman of the Senate Republican Conference, where he directed the communications operations of Senate Republicans and was the third-ranking member of the Republican leadership.

Mr. Santorum was born in Winchester, Virginia and was raised in Butler County, Pa. He earned a Bachelor of Arts degree in Political Science from The Pennsylvania State University in 1980, and a Master of Business Administration degree from the University of Pittsburgh in 1981. In 1986, he received a degree in law from the Dickinson School of Law in Carlisle, Pa.

In addition to serving on Universal Health Services, Inc.’s board of directors, Mr. Santorum serves as a Senior Fellow with The Ethics and Public Policy Center in Washington, D.C.; is a consultant with the national law firm Eckert Seamans Cherin & Mellott, LLC; and is a contributor on the Fox News Channel.

Universal Health Services, Inc. is one of the nation’s leading hospital companies, operating acute care and behavioral health hospitals and ambulatory centers nationwide and in Puerto Rico. For additional information on the Company, visit our web site: http://www.uhsinc.com.